Exhibit 99.1

                   (Tampa Electric Company letterhead)
                                                    FOR IMMEDIATE RELEASE
Contact:    Mike Mahoney
          Office:813-228-4271
          Home:813-991-6229

PSC ACCEPTS TAMPA ELECTRIC REVENUE
PROPOSAL FOR 1996

     TAMPA, Jan. 4, 1996 -- Tampa Electric Company today announced that the Florida Public Service Commission (FPSC) in a proposed agency action has approved a proposal which the company expects will help hold down electric bills after its new Polk Power Station comes into service.

     Under terms set forth in the FPSC s ruling, Tampa Electric for 1996 has agreed to hold subject to the FPSC s jurisdiction 50 percent of those revenues contributing to a range of return on equity of 11.50 percent to
12.50 percent, and 100 percent of revenues contributing to a return on equity exceeding 12.50 percent. These revenues will be subject to FPSC disposition to be determined in a future regulatory proceeding.

     The revenues will accrue interest at the thirty-day commercial paper rate as specified in the Florida Administrative Code.

     The FPSC had previously approved last May a deferred revenue plan for calendar year 1995. That plan is unaffected by the FPSC s recent action which applies only to 1996 revenues.

      We are pleased with the FPSC s decision, said Keith Surgenor, President and Chief Operating Officer of Tampa Electric. This new agreement will help us to hold the line on our customers bills even as our new power plant begins full commercial service in the fall.
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                                                             Exhibit 99.1



     Tampa Electric is a regulated public utility serving over one-half million customers in a 2,000 square mile service area in west central Florida. It is the principal subsidiary of TECO Energy, Inc., a diversified, energy-related holding company also headquartered in Tampa.


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